PRESS RELEASE

4/24/18

Carlisle Companies Reports Record First Quarter 2018 Revenues

•	Revenues of $984.7 million Driven by Robust 8.8% Organic Growth

•	Reported Earnings from Continuing Operations of $0.92 per Share

SCOTTSDALE, ARIZONA, April 24, 2018 - Carlisle Companies Incorporated (NYSE:CSL) reported record revenues of $984.7 million for the first quarter of 2018, a 27.2% increase from $774.0 million for the first quarter of 2017. Organic revenues grew 8.8%, acquired revenues contributed a total of 15.5% in the quarter, foreign exchange had a positive impact of 1.5%, and adoption of the new FASB revenue recognition standard had a positive impact of 1.4%.
Diluted EPS from continuing operations improved primarily due to higher sales volume of +$0.11, savings from the Carlisle Operating System (COS) of +$0.12, and a lower effective tax rate due to U.S. tax reform of +$0.10. Partially offsetting this performance was raw material and freight cost inflation of -$0.15 primarily at Carlisle Construction Materials (CCM) and higher interest expense of -$0.08.

	Three Months Ended March 31,
(in millions, except per share amounts)	2018	2017
Revenues	$984.7	$774.0
Operating income	$94.7	$89.5
Income from continuing operations, net of tax	$57.9	$57.9
Diluted EPS from continuing operations	$0.92	$0.88
Items affecting comparability (1)	$0.05	$0.08

(1)	See schedule of Items Affecting Comparability in the financial exhibits
All financial and percentage comparisons in the Company's first quarter of 2018 reporting are made to the same quarter of the previous year, unless otherwise stated.
Comment
D. Christian “Chris” Koch, President and Chief Executive Officer, said, "We are pleased with Carlisle's solid first quarter results in light of the challenging raw material environment. Carlisle experienced strong organic growth resulting in record first quarter revenues. Our Operating Income performance was driven by savings from the restructuring and facility rationalization actions taken across our business in 2017, and continued operational improvements and cost savings from the Carlisle Operating System. This performance was offset by rising freight and raw material costs at CCM.
For the past year, Carlisle has expended significant effort and capital to integrate our acquisitions, optimize our global footprint, and drive efficiencies in our businesses. In the first quarter, we saw significant positive signs that those investments are paying off: Accella remains on track for stated synergies, Carlisle Fluid Technologies (CFT) is seeing the benefits of plant closures, Carlisle Interconnect Technologies (CIT) continues to see strong SatCom and Aerospace revenue and income growth, and Carlisle Brake & Friction (CBF) is showing improved leverage as we emerge from the downturn in their end markets. Additionally, and equally important, we experienced slight but meaningful positive price realization in our CCM core markets.
After closing out our 100th anniversary in 2017, the first quarter saw us launch Vision 2025, the cornerstone of our next one hundred years. In Vision 2025, we seek to drive above-market organic growth, build scale in our core businesses by pursuing synergistic acquisitions, further leverage our COS culture to drive efficiencies through all business processes, continue to return cash to shareholders, and invest in attracting, developing, and retaining exceptional talent in order to achieve $8 billion of revenue, 20% operating income, and 15% ROIC. In the first quarter of 2018, we took the first steps in achieving this vision by: delivering organic growth of 8.8%, paying $23.1 million in dividends, repurchasing approximately $129 million of Carlisle shares, increasing R&D spend by 16%, and optimizing our portfolio by completing the divestiture of Carlisle FoodService Products for $750 million. As 2018 continues, we are well-positioned to take advantage of strong global markets and improving fundamentals in our businesses."
Carlisle Construction Materials (CCM) achieved record first quarter revenues despite harsh winter conditions in much of the United States. Accella's revenue performance met our expectations and integration activities are on track. CCM's year-over-year operating income decline was due to approximately $11 million of increased raw material and freight costs, in line with our stated expectations for the quarter.

(in millions)	Three Months Ended March 31,				Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2018	2017	Change $	Change %
Revenues	$598.6	$446.1	$152.5	34.2%	26.9%	6.3%	1.0%
Operating income	$75.8	$80.7	$(4.9)	(6.1)%
Operating margin percentage	12.7%	18.1%
Items affecting comparability	$(1.8)	$0.6
We now expect CCM revenues to grow in the low twenty percent range in 2018, including contributions from acquisitions, with organic revenue growth in the mid-single digits.
Carlisle Interconnect Technologies (CIT) revenues in the first quarter of 2018 demonstrated solid recovery from 2017 challenges, driven largely by the SatCom and Aerospace markets, and an increase of $11 million due to Carlisle's adoption of the new revenue recognition standard. The SatCom ramp continues on track, delivering revenues of approximately $20 million in the quarter. Operating income improved year-over-year driven by higher volumes, COS initiatives, and lower restructuring spend.

(in millions)	Three Months Ended March 31,				Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2018	2017	Change $	Change %
Revenues	$224.3	$194.2	$30.1	15.5%	—%	15.3%	0.2%
Operating income	$27.2	$21.5	$5.7	26.5%
Operating margin percentage	12.1%	11.1%
Items affecting comparability	$2.6	$4.3
We now expect CIT revenues to exceed ten percent growth in 2018.
Carlisle Fluid Technologies (CFT) revenues in the first quarter of 2018, excluding FX, were flat. Strong growth in Transportation and General Industrial markets was offset by the decision to exit low margin revenue related to our factory consolidations. Solid operating income improvement was achieved by price realization and savings from COS.

(in millions)	Three Months Ended March 31,				Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2018	2017	Change $	Change %
Revenues	$63.5	$60.5	$3.0	5.0%	—%	(0.1)%	5.1%
Operating income	$5.7	$4.9	$0.8	16.3%
Operating margin percentage	9.0%	8.1%
Items affecting comparability	$0.5	$0.5
We continue to expect CFT revenues to grow mid-single digits in 2018.
Carlisle Brake & Friction (CBF) achieved strong organic revenue growth in the first quarter of 2018, the fifth consecutive quarter of sequential growth, reflecting a continued recovery in off-highway vehicle markets, especially key end markets of Construction, Agriculture, and Mining. CBF delivered strong operating income growth, driven largely by volume, partially offset by costs associated with an ongoing facility rationalization.

(in millions)	Three Months Ended March 31,				Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2018	2017	Change $	Change %
Revenues	$98.3	$73.2	$25.1	34.3%	—%	28.5%	5.8%
Operating income	$4.5	$1.2	$3.3	275.0%
Operating margin percentage	4.6%	1.6%
Items affecting comparability	$2.0	$0.3
We now expect CBF revenues to grow in the mid-teens in 2018.

Koch concluded by stating, “We are excited to enter our second century of operations with a clear road map for sustained success, Vision 2025. Our experienced and talented teams in place across our portfolio of businesses embody the drive, energy, and enthusiasm required to deliver this plan's expected outcomes for our shareholders. Carlisle's performance in the first quarter of 2018 demonstrates that Vision 2025 is well underway.

For 2018, we now expect total company revenue growth including acquisitions to be in the mid-to-high teens. We continue to expect corporate expense of approximately $70 million, a full year tax rate in the 25-27% range, and net interest expense to be in the $60 to 70 million range. In addition, we expect our share repurchase program to exceed $250 million in 2018. We remain well-positioned with our liquidity and strong balance sheet to continue to pursue growth opportunities both organically and through acquisitions, while returning value to shareholders.”

Cash Flow
Cash flow provided from operations of $33.2 million for the three months ended March 31, 2018, was $1.3 million higher than cash provided of $31.9 million for the prior year period.
Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $(9.3) million for the three months ended March 31, 2018, a decrease of $10.8 million versus the prior year. The decrease in free cash flow was due to higher capital expenditures versus the prior year in support of organic sales growth. For the full year, excluding the effect of the sale of FoodService Products, we expect free cash flow conversion to be approximately 100%.
As of March 31, 2018, we had $979.1 million cash on hand and $1.0 billion of availability under our revolving credit facility.
Conference Call and Webcast
The Company will discuss the first quarter of 2018 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

Definitions of Organic Revenue and Free Cash Flow
Organic revenue is defined as revenues excluding revenues from acquisitions within the last twelve months, changes in foreign exchange rates versus the U.S. Dollar, and the adoption of the new revenue recognition standard.
Free Cash Flow is defined as Operating Cash Flows less Capital Expenditures.
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses with highly engineered and high margin products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, agriculture, mining, construction, aerospace, medical, defense, transportation, industrial, protective coating and auto refinishing. Carlisle’s worldwide team of employees generated $4.1 billion in revenues in 2017. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Robert M. Roche
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(480) 781-5000
http://www.carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended March 31,
(in millions except share and per share amounts)	2018	2017
Revenues	$984.7	$774.0

Cost of goods sold	735.3	547.9
Selling and administrative expenses	148.6	124.9
Research and development expenses	13.9	12.0
Other operating (income) expense, net	(7.8)	(0.3)
Operating income	94.7	89.5
Interest expense, net	14.5	6.6
Other non-operating (income) expense, net	1.9	(1.4)
Income from continuing operations before income taxes	78.3	84.3
Provision for income taxes	20.4	26.4
Income from continuing operations	57.9	57.9

Discontinued operations:
Income before income taxes	299.0	6.2
Provision for income taxes	47.3	2.3
Income from discontinued operations	251.7	3.9
Net income	$309.6	$61.8

Basic earnings per share attributable to common shares:
Income from continuing operations	$0.93	$0.89
Income from discontinued operations	4.05	0.06
Basic earnings per share	$4.98	$0.95

Diluted earnings per share attributable to common shares:
Income from continuing operations	$0.92	$0.88
Income from discontinued operations	4.02	0.06
Diluted earnings per share	$4.94	$0.94

Average shares outstanding (in thousands):
Basic	61,684	64,353
Diluted	62,164	64,848

Dividends declared and paid per share	$0.37	$0.35

(1) Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shares:
Income from continuing operations	$57.3	$57.4
Net income	$307.3	$61.3

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended March 31,		Increase / (Decrease)
(in millions, except percentages)	2018	2017	Amount	Percent
Revenues to Unaffiliated Customers
Carlisle Construction Materials	$598.6	$446.1	$152.5	34.2%
Carlisle Interconnect Technologies	224.3	194.2	30.1	15.5
Carlisle Fluid Technologies	63.5	60.5	3.0	5.0
Carlisle Brake & Friction	98.3	73.2	25.1	34.3
Total	$984.7	$774.0	$210.7	27.2

Operating Income
Carlisle Construction Materials	$75.8	$80.7	$(4.9)	(6.1)%
Carlisle Interconnect Technologies	27.2	21.5	5.7	26.5
Carlisle Fluid Technologies	5.7	4.9	0.8	16.3
Carlisle Brake & Friction	4.5	1.2	3.3	275.0
Segment Totals	113.2	108.3	4.9	4.5
Corporate and unallocated (1)	(18.5)	(18.8)	0.3	1.6
Total	$94.7	$89.5	$5.2	5.8

Operating Margin Percentage
Carlisle Construction Materials	12.7%	18.1%
Carlisle Interconnect Technologies	12.1	11.1
Carlisle Fluid Technologies	9.0	8.1
Carlisle Brake & Friction	4.6	1.6
Total	9.6	11.6

(1)	Includes general corporate expenses and other unallocated costs.

Carlisle Companies Incorporated
Unaudited Items Affecting Comparability Information
Items affecting comparability include costs, and losses or gains related to, among other things, growth and profitability improvement initiatives and other events outside of core business operations (such as asset impairments, exit and disposal and facility rationalization charges, costs of and related to acquisitions, gains and losses from and costs related to divestitures, and discrete tax items). Because these items affect the Carlisle's, or any particular operating segment's, financial condition or results in a specific period in which they are recognized, we believe it is appropriate to present the total of these items to provide information regarding the comparability of results of operations period to period.

	Three Months Ended March 31,
(in millions, except per share amounts)	2018	2017
Impact to Operating Income
Exit and disposal costs	3.1	3.2
Other facility rationalization costs	2.2	2.0
Acquisition related costs:
Inventory step-up amortization	—	0.5
Other acquisition costs	1.1	1.3
Gains from divestitures	(2.0)	—
Total items affecting comparability	$4.4	$7.0

Impact to Diluted EPS from Continuing Operations (1)
Exit and disposal costs	0.04	0.03
Other facility rationalization costs	0.02	0.03
Acquisition related costs:
Inventory step-up amortization	—	0.01
Other acquisition costs	0.01	0.01
Gains from divestitures	(0.02)	—
Total items affecting comparability	$0.05	$0.08

Impact to Operating Income
Carlisle Construction Materials	$(1.8)	$0.6
Carlisle Interconnect Technologies	2.6	4.3
Carlisle Fluid Technologies	0.5	0.5
Carlisle Brake & Friction	2.0	0.3
Corporate	1.1	1.3
Total items affecting comparability	$4.4	$7.0

Impact to Diluted EPS from Continuing Operations (1)
Carlisle Construction Materials	$(0.02)	$0.01
Carlisle Interconnect Technologies	0.03	0.05
Carlisle Fluid Technologies	0.01	0.01
Carlisle Brake & Friction	0.02	—
Corporate	0.01	0.01
Total items affecting comparability	$0.05	$0.08

(1)	Tax effect is based on the rate of the jurisdiction where the expense is deductible or income is taxable.

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2018	2017
Net cash provided by operating activities	33.2	31.9

Investing activities
Proceeds from sale of discontinued operation	754.6	—
Capital expenditures	(42.5)	(30.4)
Acquisitions, net of cash acquired	(0.7)	(225.8)
Other investing activities, net	3.6	—
Net cash used in investing activities	715.0	(256.2)

Financing activities
Proceeds from revolving credit facility	—	50.0
Repayments of revolving credit facility	—	(50.0)
Repurchases of common stock	(122.0)	—
Dividends paid	(23.1)	(22.7)
Withholding tax paid related to stock-based compensation	(4.6)	(7.0)
Proceeds from exercise of stock options	1.7	1.6
Net cash used in financing activities	(148.0)	(28.1)

Effect of foreign currency exchange rate changes on cash and cash equivalents	1.9	1.1

Change in cash and cash equivalents	602.1	(251.3)
Change in cash and cash equivalents of discontinued operations	(1.3)	(4.6)
Cash and cash equivalents
Beginning of period	378.3	385.3
End of period	$979.1	$129.4

Carlisle Companies Incorporated
Selected Consolidated Balance Sheet Data

(in millions)	March 31, 2018	December 31, 2017
Cash and cash equivalents	979.1	378.3
Long-term debt	1,586.4	1,586.2
Total shareholders' equity	2,720.8	2,528.3